United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2009 (September 2, 2009)

ePlus inc.

(Exact name of registrant as specified in its charter)
Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Solicting material pursuant to Rule 14a-12 under the Exchange Act (12 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 4, 2009, ePlus inc. ("the Company") entered into an agreement with Phillip G. Norton, the Company's Chairman, Chief Executive Officer and President (the “Norton Employment Agreement”).  The material terms of the employment agreement are summarized below.

The term of the Norton Employment Agreement commenced September 4, 2009 and ends September 30, 2011 (the “Employment Term”).  If the parties do not enter into a new employment agreement or extend the Employment Term, Mr. Norton shall continue as an at-will employee.  The agreement specifies a base annual salary of $500,000.  In addition, Mr. Norton will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan, certain other benefits such as reimbursement of business expenses, and an annual review of his salary, which may be increased from time to time.

If Mr. Norton’s employment is terminated due to death or Incapacity(as defined in the Employment Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the ePlus Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to eighteen months of the Executive’s base salary.

Under the terms of the Norton Employment Agreement, the Company may terminate Mr. Norton’s employment at any time with or without Good Cause (as defined in the agreement).  If the Company terminates Mr. Norton’s employment without Good Cause or Mr. Norton terminates his employment for Good Reason (as defined in the employment agreement), then he shall be entitled to (a) payment in an amount equal to eighteen months of his base salary, (b) the target bonus pursuant to his then current Executive Incentive Plan and (c) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than eighteen months after termination.  If the Company and Mr. Norton have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Norton gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to eighteen months of his salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than eighteen months after termination.  In addition, if Mr. Norton's employment terminates for any reason, he will be entitled to have any term insurance policies that the Company then owns on his life assigned to him, provided he pays to the Company the amount of premiums previously paid by the Company for life insurance coverage subsequent to the date of assignment.

Mr. Norton has also agreed to non-solicitation, non-compete and confidentiality provisions in his agreement.

The foregoing description of the Norton Employment Agreement is qualified in its entirety by reference to such agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

8.01 Other Events

On September 2, 2009,  the Company entered into a pre-arranged Rule 10b5-1 written trading plan (“the Trading Plan”) with a broker to facilitate the repurchase of its shares of common stock in connection with its new stock repurchase program announced on August 14, 2009, in conformity with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  A broker selected by the Company will have the authority under the terms and limitations specified in the Trading Plan to repurchase shares on the Company’s behalf in accordance with the terms of the Trading Plan.  The Trading Plan, which will facilitate the Company’s share repurchase program, will go into effect on September 16, 2009 and may be terminated by the Company at any time.  The Trading Plan enables the Company to continue to repurchase shares without suspension for self-imposed trading blackout periods.  The shares to be repurchased under the Trading Plan would be in accordance with and subject to the limitations of the stock repurchase program announced on August 14, 2009.

After expiration of the Trading Plan, the Company may from time to time enter into subsequent trading plans under Rule 10b5-1 to facilitate the repurchase of its common stock pursuant to its share repurchase program.  Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Employment Agreement effective as of September 4, 2009 by and between ePlus inc. and Phillip G. Norton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By:/s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date:  September 11, 2009